Exhibit 99.1

CERTAIN CLOSED END FUNDS ADVISED BY LEGG MASON PARTNERS FUND ADVISOR, LLC ANNOUNCE APPOINTMENT OF NEW DIRECTOR

New York – (Business Wire) – January 25, 2013

ClearBridge Energy MLP Fund Inc. (NYSE: CEM),

ClearBridge Energy MLP Opportunity Fund Inc. (NYSE: EMO),

ClearBridge Energy MLP Total Return Fund Inc. (NYSE: CTR),

Legg Mason BW Global Income Opportunities Fund Inc. (NYSE: BWG),

LMP Capital and Income Fund Inc. (NYSE: SCD),

LMP Corporate Loan Fund Inc. (NYSE: TLI),

LMP Real Estate Income Fund Inc. (NYSE: RIT),

Permal Hedge Strategies Fund,

Western Asset Emerging Markets Debt Fund Inc. (NYSE: ESD),

Western Asset Emerging Markets Income Fund Inc. (NYSE: EMD),

Western Asset Global Corporate Defined Opportunity Fund Inc. (NYSE: GDO),

Western Asset Global High Income Fund Inc. (NYSE: EHI),

Western Asset Global Partners Income Fund Inc. (NYSE: GDF),

Western Asset High Income Fund Inc. (NYSE: HIF),

Western Asset High Income Fund II Inc. (NYSE: HIX),

Western Asset High Income Opportunity Fund Inc. (NYSE: HIO),

Western Asset High Yield Defined Opportunity Fund Inc. (NYSE: HYI),

Western Asset Inflation Management Fund Inc. (NYSE: IMF),

Western Asset Intermediate Muni Fund Inc. (NYSE: SBI),

Western Asset Investment Grade Defined Opportunity Trust Inc. (NYSE: IGI),

Western Asset Managed High Income Fund Inc. (NYSE: MHY),
Western Asset Managed Municipals Fund Inc. (NYSE: MMU),
Western Asset Middle Market Debt Fund Inc.,
Western Asset Mortgage Defined Opportunity Fund Inc. (NYSE: DMO),
Western Asset Municipal Defined Opportunity Trust Inc. (NYSE: MTT),
Western Asset Municipal High Income Fund Inc. (NYSE: MHF),
Western Asset Municipal Partners Fund Inc. (NYSE: MNP),
Western Asset Variable Rate Strategic Fund Inc. (NYSE: GFY), and
Western Asset Worldwide Income Fund Inc. (NYSE: SBW) (collectively, the “Funds”).

The Funds, which are advised by Legg Mason Partners Fund Advisors, LLC, announced today that, effective February 1, 2013, the Board of Directors of each Fund has appointed Eileen Kamerick as a member of the Board of Directors.  It is expected that Ms. Kamerick will be appointed to each Fund’s Nominating Committee and Audit Committee.

Since October 2012, Ms. Kamerick has served as Chief Financial Officer of Press Ganey Associates, a leading health care informatics company.  Previously, Ms. Kamerick served as Managing Director and Chief Financial Officer of Houlihan Lokey, an international investment bank, and Senior Vice President, Chief Financial Officer and Chief Legal Officer of Tecta America Corporation, the largest commercial roofing company in the United States.  Ms. Kamerick currently serves as a director of Associated Banc-Corp. and Westell Technologies, Inc.

An investment in a fund involves risk, including loss of principal. Investment return and the value of shares will fluctuate. Any data and commentary provided in this press release are for informational purposes only. Legg Mason, Inc. and its affiliates do not engage in selling shares of the funds.

For more information, please call Investor Relations: 888-777-0102, or consult the fund’s web site at www.lmcef.com.

Media Contact: Maria Rosati-(212)-805-6036, mrosati@leggmason.com